Exhibit 5.1

November 7, 2013

National Interstate Corporation

3250 Interstate Drive

Richfield, Ohio 44286-9000

Re:	National Interstate Corporation Registration Statement on Form S-8 —

National Interstate Corporation Long Term Incentive Plan

Ladies and Gentlemen:

National Interstate Corporation (“National Interstate”) is filing with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-8 (the “Registration Statement”) for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of an additional 500,000 Common Shares, par value $0.01 per share, of National Interstate (the “Common Shares”) to be issued from time to time pursuant to the terms of the National Interstate Corporation Long Term Incentive Plan, as amended through March 1, 2013 (the “Plan”).

Item 601 of Regulation S-K and the instructions to Form S-8 require that an opinion of counsel concerning the legality of the securities to be registered be filed as an exhibit to a Form S-8 registration statement if the securities are original issue shares. This opinion is provided in satisfaction of that requirement as it relates to the Registration Statement.

In rendering this opinion, we have examined copies of (a) National Interstate’s Amended and Restated Articles of Incorporation and Amended and Restated Code of Regulations, (b) the Plan, and (c) such records and documents as we have deemed advisable in order to render this opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to the originals or certified copies of all documents submitted to us as copies thereof.

As a result of the foregoing, we are of the opinion that, under the laws of the State of Ohio, when issued pursuant to the Plan, the Common Shares that are the subject of the Registration Statement will be validly issued, fully paid, and non-assessable.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and further consent to the use of our name under Item 5 of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Thompson Hine LLP

Thompson Hine LLP